Exhibit 99.A

AUDITED FINANCIAL STATEMENTS AND SUPPLEMENTAL
SCHEDULE

NOVA Chemicals Inc. Capital Accumulation Plan
Years Ended December 31, 2005 and 2004
With Report of Independent Registered Public Accounting Firm

NOVA Chemicals Inc.
Capital Accumulation Plan

Audited Financial Statements and Supplemental Schedule
Years Ended December 31, 2005 and 2004

Contents

Report of Independent Registered Public Accounting Firm

Audited Financial Statements

Statements of Net Assets Available for Benefits
Statements of Changes in Net Assets Available for Benefits
Notes to Financial Statements

Supplemental Schedule

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

Report of Independent Registered Public Accounting Firm

The Audit, Finance and Risk Committee
NOVA Chemicals Inc.
  Capital Accumulation Plan

We have audited the accompanying statements of net assets available for benefits of the NOVA Chemicals Inc. Capital Accumulation Plan as of December 31, 2005 and 2004, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Plan’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 2005 and 2004, and the changes in its net assets available for benefits for the years then ended, in conformity with U.S. generally accepted accounting principles.

Our audits were performed for the purpose of forming an opinion on the financial statements taken as a whole. The accompanying supplemental schedule of assets (held at end of year) as of December 31, 2005, is presented for purposes of additional analysis and is not a required part of the financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in our audits of the financial statements and, in our opinion, is fairly stated in all material respects in relation to the financial statements taken as a whole.

May 25, 2006

NOVA Chemicals Inc.
Capital Accumulation Plan

Statements of Net Assets Available for Benefits

	December 31
	2005	2004

Assets
Investments, at fair value (Note 3)	$18,196,619	$18,536,651
Participant loans	333,511	268,743
Total investments	18,530,130	18,805,394

Cash	—	40
Other receivable	5,907	2,866
Net assets available for benefits	$18,536,037	$18,808,300

See accompanying notes.

NOVA Chemicals Inc.
Capital Accumulation Plan

Statements of Changes in Net Assets Available for Benefits

	Years Ended December 31
	2005	2004

Investment (expense) income:
Interest	$65,949	$38,030
Dividends	496,237	269,532
Realized and unrealized (depreciation) appreciation in fair value of investments (Note 3)	(2,306,843)	4,613,362
Net investment (expense) income	(1,744,657)	4,920,924

Contributions:
Employer	624,176	576,557
Participating employees	993,910	922,403
Employee rollovers	107,432	51,252
	1,725,518	1,550,212
Total investment (expense) income and contributions	(19,139)	6,471,136

Distributions to participants	(251,132)	(616,822)
Transfers from the Plan	(1,992)	—
(Decrease) increase in net assets available for benefits	(272,263)	5,854,314

Net assets available for benefits at beginning of year	18,808,300	12,953,986
Net assets available for benefits at end of year	$18,536,037	$18,808,300

See accompanying notes.

NOVA Chemicals Inc.
Capital Accumulation Plan

Notes to Financial Statements

December 31, 2005 and 2004

1. Description of the Plan

The following description of NOVA Chemicals Inc. Capital Accumulation Plan (the Plan) provides only general information. Participants should refer to the summary plan description for a more complete description of the Plan’s provisions.

General

The Plan is a defined contribution plan which was established by the Board of Directors of NOVA Chemicals Inc. (the Company) on October 1, 1996, to provide the union employees of the Beaver Valley Plant and the Indian Orchard Site (who joined the amended plan on January 1, 2000) the opportunity to save for their future financial needs. Employees are eligible to participate in the Plan on their date of employment. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

Contributions

Participants may make qualified contributions to the Plan of not less than one percent (1%) nor more than one hundred percent (100%) (ten percent (10%) for highly compensated employees) of their pretax or after-tax base pay, not exceeding $14,000 and $13,000 in total in the calendar years 2005 and 2004, respectively. All employee contributions are made through payroll deductions and are subject to maximum and minimum contribution limitations as determined by the Internal Revenue Service. Contributions and any investment earnings are not taxable until withdrawn.

For Beaver Valley Plant participants, the Company contributes on behalf of the employee two percent (2%) for each one percent (1%) of employee contributions up to a maximum six percent (6%) company contribution. All company contributions for Beaver Valley Plant participants are allocated to the NOVA Chemicals Stock Fund.

For Indian Orchard Site participants, the Company contributes on behalf of the employee onehalf percent (0.5%) for each one percent (1%) of employee contributions up to a maximum four percent (4%) company contribution.

Participant Account, Vesting, and Distributions

Each participant’s account is credited with the participant’s and employer’s contributions and allocations of the Plan’s earnings. Allocations are based on participant account balances. Each participant is, at all times, one hundred percent (100%) vested in their member accounts. Upon normal retirement or termination of employment, participants or beneficiaries may receive the value of their account. Distributions are made in lump-sum payments.

Participant Loans

Loans are available to all participants, other than participants who have terminated employment from the Company, enabling them to borrow a minimum of $1,000 up to the lesser of $50,000 or fifty percent (50%) of the participant’s vested account balance. The loans bear interest at a rate commensurate with local prevailing rates as determined by the plan administrator. The current loan accounts bear interest at rates of six percent (6%) to eleven percent (11%), are secured by the assets in the member’s account, and must be repaid within five years.

Administration

The Company is the designated administrator of the Plan. The Company may delegate its administrative responsibilities to another person or persons, but shall remain the named fiduciary under ERISA, as amended.

Trustee

The investments are held under the terms of a trust agreement with The Charles Schwab Trust Company.

Termination Provisions

Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions and terminate the Plan subject to the provisions of ERISA.

2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Investment Valuation and Income Recognition

Investments are stated at fair market value. The units/shares are valued at quoted market prices which represent the net asset values of units/shares held by the Plan at year-end. Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date. Costs of securities sold are valued at average unit cost.

Administrative Costs

All investment fees (included in investment income on the statements of changes in net assets available for benefits) are paid from the Plan’s assets. All other administrative costs are paid by the Plan’s sponsor with the exception of the origination fee for loans, which is paid directly by the employee.

3. Investments

Investments that represent five percent (5%) or more of the fair value of the Plan’s net assets are as follows:

	December 31
	2005	2004

NOVA Chemicals Stock Fund*	$6,773,219	$9,391,841
Fidelity Equity Income II Fund	1,905,157	1,739,633
PIMCO Total Return Fund	1,449,202	1,052,060
Schwab Stable Value Fund	1,434,123	—
TransCanada Pipeline Stock Fund	1,336,326	1,093,086
Fidelity Magellan Fund	1,302,821	1,130,982
Vanguard Index Trust 500 Portfolio	954,079	—

*Nonparticipant-directed

During 2005 and 2004, the Plan’s investments (including investments purchased, sold, as well as held during the year) (depreciated) appreciated in fair value as determined by quoted market prices as follows:

	December 31
	2005	2004

Common stock	$(2,372,279)	$4,200,995
Shares of registered investment companies	65,436	412,367
	$(2,306,843)	$4,613,362

4. Nonparticipant-Directed Investments

Information about the net assets and the significant components of changes in net assets related to the nonparticipant-directed investments is as follows:

	December 31
	2005	2004
Investments, at fair value:
NOVA Chemicals Stock Fund	$1,013,204	$1,463,187

Investment (expense) income:
Realized and unrealized (depreciation) appreciation in fair value of investments	$(322,106)	$570,996
	(322,106)	570,996

Contributions	576,974	525,568
Interfund transfers	(696,548)	(1,981,886)

Total investment (expense) income and contributions	(119,574)	(1,456,318)

Distributions to participants	(8,303)	(3,896)
(Decrease) increase in net assets available for benefits	$(449,983)	$(889,218)

5. Risks and Uncertainties

The Plan invests in various investment securities. Investment securities are exposed to various risks such as interest rate, market, and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the statements of net assets available for benefits.

6. Income Tax Status

The Plan has received a determination letter from the Internal Revenue Service dated October 27, 2003, stating that the Plan is qualified under Section 401(a) of the Internal Revenue Code (the Code) and, therefore, the related trust is exempt from taxation. Once qualified, the Plan is required to operate in conformity with the Code to maintain its qualification. The plan administrator believes the Plan is being operated in compliance with the applicable requirements of the Code and, therefore, believes that the Plan is qualified and the related trust is tax-exempt.

Supplemental Schedule

NOVA Chemicals Inc.
Capital Accumulation Plan

EIN #36-3203832               Plan #021

Schedule H, Line 4i — Schedule of Assets
(Held at End of Year)

December 31, 2005

			Market
Description of Assets	Units/Shares	Cost	Value

Investments:
NOVA Chemicals Stock Fund(1)	202,791	$4,438,139	$6,773,219
Fidelity Equity Income II Fund	83,340	1,983,580	1,905,157
PIMCO Total Return Fund	138,019	1,474,719	1,449,202
Schwab Stable Value Fund	89,995	1,371,076	1,434,123
TransCanada Pipeline Stock Fund	42,450	661,599	1,336,326
Fidelity Magellan Fund	12,240	1,245,968	1,302,821
Vanguard Index Trust 500 Portfolio	8,302	881,213	954,079
ING International Value Fund	50,814	773,807	908,548
Schwab Managed Retirement Trust 2010	25,510	350,293	352,799
Goldman Sachs Small-Cap Value Fund	6,640	271,107	271,047
WF Advantage Growth	12,793	267,948	269,805
Goldman Sachs Mid-Cap Value Fund	7,674	271,455	268,575
Brown Capital Small Company Fund	8,424	248,151	263,151
Schwab Managed Retirement Trust 2020	13,984	207,728	209,202
Franklin Capital Growth Fund	15,378	161,951	171,154
American Funds Europacific Growth	3,716	147,978	150,998
Goldman Sachs Growth Opportunities Fund	5,962	123,997	128,472
Schwab Managed Retirement Trust 2030	2,111	33,272	33,627
Schwab Managed Retirement Trust 2040	851	13,709	13,758
Schwab Retirement Money Market Funds	556	587	556
Total investments		14,928,277	18,196,619

Other:
Participant loans(2)	333,511	333,511	333,511
		$15,261,788	$18,530,130

(1)Represents party in interest to the Plan.

(2)Loans are available to all participants enabling them to borrow up to the lesser of $50,000 or fifty percent (50%) of the participant’s account balance, not including the NOVA Chemicals Stock Fund. The current loan accounts bear interest at rates of six percent (6%) to eleven percent (11%), are secured by the assets in the member’s account, and must be repaid within five years.